                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

         / /      Preliminary Proxy Statement

         / /      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

         /X/      Definitive Proxy Statement

         / /      Definitive Additional Materials

         / /      Soliciting Material Under Rule 14a-12

                            WHITEHALL JEWELLERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            NEWCASTLE PARTNERS, L.P.
                       NEWCASTLE CAPITAL MANAGEMENT, L.P.
                         NEWCASTLE CAPITAL GROUP, L.L.C.
                              JWL ACQUISITION CORP.
                                 MARK E. SCHWARZ
                                 STEVEN J. PULLY
                                 JOHN P. MURRAY
                                 MARK A. FORMAN
                               CLINTON J. COLEMAN
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

         / /      Payment of Filing Fee (Check the appropriate box):

         /X/      No fee required.

         / /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
and 0-11.

         (1)      Title of each class of securities to which transaction applies:

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         (2)      Aggregate number of securities to which transaction applies:

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         (3)      Per  unit  price  or other  underlying  value  of  transaction computed  pursuant  to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated  and state how it was determined):

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         (4)      Proposed maximum aggregate value of transaction:

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         (5)      Total fee paid:

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         / /      Fee paid previously with preliminary materials:

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         / /      Check  box if any part of the fee is  offset  as  provided  by
Exchange Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

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         (2)      Form, Schedule or Registration Statement No.:

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         (3)      Filing Party:

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         (4)      Date Filed:

                                       -2-

                            NEWCASTLE PARTNERS, L.P.

                                December 28, 2005

Fellow Stockholders:

         The attached  proxy  statement  and the  enclosed  GREEN proxy card are
being  furnished  to  you,  the  stockholders  of  Whitehall   Jewellers,   Inc.
("Whitehall" or the "Company"),  in connection with the  solicitation of proxies by  Newcastle  Partners,  L.P.  ("Newcastle  Partners")  for use at the  special meeting of stockholders of Whitehall,  and at any  adjournments or postponements thereof (the "Special Meeting"),  relating to a series of financing transactions between  Whitehall and investment funds managed by Prentice Capital  Management,
L.P. and Holtzman  Opportunity  Fund,  L.P.  (the  "Prentice  Financing").  As a
condition  to the closing of the  Prentice  Financing,  Whitehall is required to solicit and obtain  stockholder  approval for certain matters  described in more detail in the attached proxy statement,  including the election of five director nominees.  Newcastle Partners has commenced a tender offer to acquire, through a wholly-owned acquisition entity, all the outstanding shares of common stock, par value $.001 per share,  of Whitehall  that it does not already own for $1.20 per share in cash, subject to certain conditions (the "Newcastle Tender Offer").  We believe the Newcastle  Tender Offer is superior to the Prentice  Financing as it will  provide the  equivalent  level of liquidity to the Company as the Prentice
Financing  while  allowing  stockholders  to monetize  their  investment  in the
Company at a substantial premium to market. We are therefore soliciting proxies, pursuant to the attached proxy statement,  from the stockholders of Whitehall to vote AGAINST  certain of Whitehall's  proposals in connection  with the Prentice
Financing and FOR the election of our alternative slate of director nominees.

         The Special Meeting will be held on Thursday, January 19, 2006 at 10:00
a.m.  (local  time) at the  Hotel  Allegro,  171 W.  Randolph  Street,  Chicago,
Illinois 60601.

         We urge you to  carefully  consider  the  information  contained in the attached  proxy  statement  and then support our efforts by signing,  dating and returning the enclosed GREEN proxy card today.  The attached proxy statement and the enclosed GREEN proxy card are first being  furnished to the  stockholders on or about December 28, 2005.

         If you have already voted for  management's  proposals  relating to the
Prentice Financing,  you have every right to change your vote by signing, dating and returning a later dated proxy card. If you have any questions or require any assistance with your vote,  please contact  MacKenzie  Partners,  Inc., which is assisting  us, at their address and  toll-free  numbers  listed on the following page.

                                             Thank you for your support,

                                             Mark E. Schwarz
                                             Newcastle Partners, L.P.

--------------------------------------------------------------------------------

 IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING YOUR GREEN PROXY CARD,
  OR NEED ADDITIONAL COPIES OF NEWCASTLE PARTNERS' PROXY MATERIALS, PLEASE CALL
              MACKENZIE PARTNERS AT THE PHONE NUMBERS LISTED BELOW.

                            MACKENZIE PARTNERS, INC.
                               105 Madison Avenue
                               New York, NY 10016
                           proxy@mackenziepartners.com
                          (212) 929-5500 (Call Collect)
                                       or
                            TOLL-FREE (800) 322-2885

--------------------------------------------------------------------------------

                                       -2-

                         SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                            WHITEHALL JEWELLERS, INC.

                            -------------------------

                                 PROXY STATEMENT
                                       OF
                            NEWCASTLE PARTNERS, L.P.

                            -------------------------

         PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY

         Newcastle Partners,  L.P. ("Newcastle  Partners" or "we") is the second largest  stockholder  of  Whitehall  Jewellers,  Inc.,  a  Delaware  corporation
("Whitehall"  or  the  "Company").  Newcastle  Partners  is  writing  to  you in connection with the series of financing  transactions (the "Prentice Financing")
between  Whitehall and investment funds managed by Prentice Capital  Management,
L.P. ("Prentice") and Holtzman Opportunity Fund, L.P. ("Holtzman"). The Board of
Directors of Whitehall (the  "Whitehall  Board") has scheduled a special meeting of  stockholders  (the "Special  Meeting") for the purpose of approving  certain proposals necessary to effectuate the Prentice  Financing,  including a proposal to elect two (2) Class I directors, two (2) Class II directors and one (1) Class
III director comprised of representatives of Prentice and Holtzman.  The Special
Meeting is  scheduled  to be held on  Thursday,  January  19, 2006 at 10:00 a.m.
(local time) at the Hotel Allegro,  171 W. Randolph  Street,  Chicago,  Illinois
60601.

         Newcastle  Partners has commenced a tender offer to acquire,  through a wholly-owned acquisition entity, all the outstanding shares of common stock, par value  $.001 per share  (the  "Common  Stock"),  of  Whitehall  that it does not already  own for $1.20 per share in cash,  subject  to certain  conditions  (the
"Newcastle Tender Offer").  We believe the Newcastle Tender Offer is superior to the Prentice  Financing as it will provide the equivalent  level of liquidity to the Company as the Prentice  Financing  while allowing  stockholders to monetize their  investment in the Company at a substantial  premium to market.  Newcastle
Partners is therefore soliciting proxies from the stockholders of Whitehall:

         1.       AGAINST the  Company's  proposal  to approve  the  issuance of shares  of its  Common  Stock  pursuant  to the  terms  of its secured  convertible  notes in  connection  with the  Prentice
                  Financing;

         2.       AGAINST the Company's  proposal to approve an amendment to its certificate of incorporation to effect a 1-for-2 reverse stock split of its capital  stock in  connection  with the  Prentice
                  Financing; and

         3.       FOR  Newcastle  Partners'  proposal  to elect  two (2) Class I directors,  two (2) Class II  directors  and one (1) Class III director  nominated by Newcastle Partners in opposition to the
                  Company's slate of director nominees.

         Newcastle  Partners,  Newcastle Capital  Management,  L.P.  ("Newcastle
Management"),   Newcastle  Capital  Group,  L.L.C.   ("Newcastle   Group"),  JWL
Acquisition Corp.  ("JWL"),  Mark E. Schwarz,  John P. Murray,  Steven J. Pully,

Mark A.  Forman  and Clinton J.  Coleman   are members of a group (the  "Group")
formed in connection with this proxy solicitation and are deemed participants in this  proxy  solicitation.  See  "Other  Participant  Information."  This  Proxy
Statement  and the GREEN proxy card are first  being  furnished  to  Whitehall's stockholders on or about December 28, 2005.

          Whitehall  has  set  the  record  date  for  determining  stockholders entitled  to notice of and to vote at the  Special  Meeting as  December 9, 2005
(the "Record Date").  Only stockholders of record as of the close of business on the Record  Date are  entitled  to vote the  shares of Common  Stock and Class B common  stock,  par value $1.00 per share (the "Class B Stock" and together with the Common Stock, the "Capital Stock"),  at the Special Meeting.  Each holder of outstanding  shares of Common  Stock is  entitled  to one vote for each share of
Common  Stock held in that  holder's  name with  respect to all matters on which holders of Common Stock are entitled to vote at the Special Meeting. Each holder of  outstanding  shares of Class B Stock is entitled  to 35.4208  votes for each share of Class B Stock held in that holder's name with respect to all matters on which  holders of Class B Stock are  entitled  to vote at the  Special  Meeting.
Except as  otherwise  required by law, the holders of shares of Common Stock and
Class B Stock shall vote together and not as separate classes.  As of the Record
Date,  there were  16,763,215  shares of Common  Stock and 142 shares of Class B
Stock  outstanding  and entitled to vote.  The  principal  executive  offices of
Whitehall are located at 155 North Wacker Drive,  Suite 500,  Chicago,  Illinois
60606.

THIS  SOLICITATION IS BEING MADE BY NEWCASTLE  PARTNERS AND NOT ON BEHALF OF THE
BOARD OF DIRECTORS OR MANAGEMENT OF WHITEHALL.  NEWCASTLE  PARTNERS IS NOT AWARE
OF ANY OTHER  MATTERS TO BE BROUGHT  BEFORE THE SPECIAL  MEETING.  SHOULD  OTHER
MATTERS,  WHICH NEWCASTLE PARTNERS IS NOT AWARE OF A REASONABLE TIME BEFORE THIS
SOLICITATION,  BE BROUGHT  BEFORE THE  SPECIAL  MEETING,  THE  PERSONS  NAMED AS
PROXIES IN THE  ENCLOSED  GREEN  PROXY  CARD WILL VOTE ON SUCH  MATTERS IN THEIR
DISCRETION.

NEWCASTLE  PARTNERS  URGES YOU TO SIGN,  DATE AND  RETURN  THE GREEN  PROXY CARD
AGAINST THE PRENTICE FINANCING  PROPOSALS  DESCRIBED HEREIN AND FOR THE ELECTION
OF NEWCASTLE PARTNERS' SLATE OF DIRECTOR NOMINEES.

IF YOU HAVE ALREADY RETURNED A PROXY CARD FURNISHED BY WHITEHALL MANAGEMENT, YOU
MAY  REVOKE  THAT  PROXY  AND VOTE  AGAINST  THE  PRENTICE  FINANCING  PROPOSALS
DESCRIBED  HEREIN AND FOR THE ELECTION OF NEWCASTLE  PARTNERS' SLATE OF DIRECTOR
NOMINEES BY SIGNING,  DATING AND  RETURNING THE ENCLOSED  GREEN PROXY CARD.  THE
LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY
TIME PRIOR TO THE SPECIAL  MEETING BY DELIVERING A WRITTEN  NOTICE OF REVOCATION
OR A LATER  DATED  PROXY FOR THE  SPECIAL  MEETING TO  NEWCASTLE  PARTNERS,  C/O
MACKENZIE  PARTNERS,  INC.  WHICH IS ASSISTING IN THIS  SOLICITATION,  OR TO THE
SECRETARY OF WHITEHALL, OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

                                      -2-

                                    IMPORTANT

         YOUR VOTE IS  IMPORTANT,  NO MATTER HOW FEW  SHARES YOU OWN.  NEWCASTLE
PARTNERS URGES YOU TO SIGN, DATE, AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY
TO VOTE AGAINST THE PRENTICE  FINANCING  PROPOSALS  DESCRIBED HEREIN AND FOR THE
ELECTION OF NEWCASTLE PARTNERS' SLATE OF DIRECTOR NOMINEES.

         Newcastle  Partners  does  not  believe  that  the  Prentice  Financing proposals are in the best interest of the  Company's  stockholders  and believes that the Newcastle  Tender Offer is a superior  alternative.  A vote AGAINST the
Prentice Financing  proposals described herein and FOR the election of Newcastle
Partners'  slate  of  director  nominees  will  enable  you - as the  owners  of
Whitehall - to send a message to the  Whitehall  Board that you are committed to maximizing the value of your shares.

o        If your shares are  registered  in your own name,  please sign and date the enclosed GREEN proxy card and return it to Newcastle Partners,  c/o
         MacKenzie Partners, Inc., in the enclosed envelope today.

o        If any of your shares are held in the name of a brokerage  firm,  bank, bank nominee or other  institution on the Record Date, only it can vote such  shares  and only  upon  receipt  of your  specific  instructions.
         Accordingly, please contact the person responsible for your account and instruct  that  person to execute on your  behalf the GREEN proxy card.
         Newcastle Partners urges you to confirm your instructions in writing to the person  responsible  for your account and to provide a copy of such instructions to Newcastle Partners,  c/o MacKenzie Partners,  Inc., who
         is assisting in this solicitation, at the address and telephone numbers set forth below, and on the back cover of this Proxy Statement, so that we may be aware of all instructions and can attempt to ensure that such instructions are followed.

                 If you have any questions regarding your proxy,
             or need assistance in voting your shares, please call:

                            MACKENZIE PARTNERS, INC.

                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                           proxy@mackenziepartners.com

                                       or
                          CALL TOLL FREE (800) 322-2885

                                      -3-

                           BACKGROUND TO SOLICITATION

         We refer you to the definitive  proxy statement filed by Whitehall with the  Securities  and Exchange  Commission on December 27, 2005 (the  "Management
Proxy  Statement")  for  a  detailed  background  description  of  the  Prentice
Financing.  Below is a background description of Newcastle Partners' involvement with  Whitehall,  including  its initial  investment in the Common Stock and its
representation  on  the  Whitehall  Board,  and  the  Prentice  Financing.   All
information  regarding  the  Prentice  Financing  and the  deliberations  of the
Whitehall  Board and management is based on disclosure in the  Management  Proxy
Statement. We make no representations as to the accuracy or completeness of such
information  other  than  the  information   relating  to  Newcastle   Partners'
involvement  with the Company.  Assuming the  accuracy and  completeness  of the information  excerpted from the Management Proxy Statement,  we believe that the background  description below concisely and accurately state the facts necessary for a stockholder to fairly evaluate the Prentice  Financing  proposals in light of the Newcastle Tender Offer.

    o    On April  19,  2005,  Newcastle  Partners  and its  affiliates  filed a
         Schedule 13D with the Securities and Exchange Commission  indicating it
         owned  2,018,400   shares  of  Common  Stock  as  of  April  15,  2005,
         representing 14.5% of the Company's outstanding shares. In this filing,
         Newcastle  Partners  stated,  among other  things,  that it intended to enter  into  discussions  with  management  on the  performance  of the
         Company and to seek representation on the Whitehall Board.

    o    On June 23, 2005,  Whitehall announced the election of Steven J. Pully, the President of Newcastle Management, as a director of the Company. On or around July 5, 2005, Mr. Pully was elected as nonexecutive  Chairman of the Board.  He served as Chairman of the Board  until  November  10,
         2005. Mr. Pully resigned from the Whitehall  Board  effective  November
         29, 2005.

    o    On July 12, 2005, the Whitehall Board formed a special committee of the
         Board of Directors consisting of Daniel H. Levy (Chairman),  Richard K.
         Berkowitz and Sanford  Shkolnik (the "Special  Committee")  to consider potential  financing proposals in light of Newcastle Partners' interest in being a potential  source of  financing  and Mr.  Pully's  status as
         Chairman  of  the  Board.   Mr.  Pully  did  not   participate  in  the
         consideration   of  the   formation  of  the  Special   Committee   and
         subsequently  questioned  the role  ultimately  assigned to the Special
         Committee. Mr. Pully felt that the role of the Special Committee should have been to limited  to  determining  the  fairness  of any  financing proposals but not the body that determines whether the Company needs to complete a financing, which party to complete a financing with and when a financing should be completed.

    o    During July 2005 and  thereafter,  the  Whitehall  Board  continued  to
         review  various   issues   confronting   the  Company,   including  the
         possibility of raising additional funds and the advisability of selling or closing  underperforming  stores.  During this  period,  the Company discussed  with the agents for its  credit  facility  its plans to seek additional  equity or quasi-equity  financing (i.e.,  convertible debt)
         and the  consideration  of  potential  store  closings  in light of the
         Company's weak results  throughout 2005. During this period,  Newcastle
         Partners  and  Reed  Conner  &  Birdwell   LLC,   another   substantial

                                      -4-

         stockholder  ("RCB"),  indicated that they were interested in providing additional  financing  to the  Company  but  did not  present  specific proposals.

    o    During the period  from  August 10,  2005  through  September  5, 2005,
         Company  management  estimated  that  approximately  $40-50  million of financing  needed to be raised for the  Company  to meet its  liquidity needs.

    o    During this period,  discussions were held with Newcastle  Partners and
         RCB about potential equity financings,  such as the sale by the Company of equity  to them in a private  transaction  or a rights  offering  of
         Common Stock in which all stockholders would be offered the opportunity to  subscribe  for  shares of  Common  Stock at a 20%  discount  to the average  market  price of the stock  over a period of time prior to the commencement of the rights offering. It was contemplated that Newcastle
         Partners and RCB would provide  back-up  commitments  to buy shares not otherwise purchased.

    o    On  September  7, 2005,  Mark E.  Schwarz,  a  principal  of  Newcastle
         Partners, sent to the Special Committee a nonbinding financing proposal dated September 6, 2005. This proposal contemplated the issuance of $45
         million  in  convertible  notes,   bearing  interest  at  20%,  payable
         quarterly partly in kind (i.e., through the issuance of more notes) and partly in cash. These notes would be convertible into Common Stock at a rate  equal  to the  average  price  of the  Common  Stock  for the ten business  days  preceding the first  interest  payment date (or, in the case of notes issued as payment-in-kind for interest,  the ten business days preceding the relevant  interest payment date).  These notes would be secured by a security  interest in the  Company's  assets  junior to that held by the banks.  The  proposal  contemplated  that the  Company would  issue to  Newcastle  Partners  warrants  to  acquire  20% of the
         Company's  fully-diluted  shares in connection  with the note financing
         with  an  exercise  price  of  $0.01  per  share.   The  proposal  also
         contemplated that the interest rate on the notes being increased to 25%
         per  annum  if  stockholder   approval  of  the  share  issuances  upon
         conversion of the notes was not procured.

    o    Over the next few  weeks,  the  Company  engaged  in  discussions  with
         Prentice regarding a proposed bridge loan financing to the Company that would be refinanced with a larger convertible note transaction.  At the same time, Prentice, along with representatives of the Company, engaged in  discussions  with  the  Company's  senior  lenders  and  key  trade creditors with the goal of reaching a comprehensive agreement regarding financing  for the  Company  and the  resumption  of key  shipments  of merchandise by the Company's key suppliers.

    o    On September  12,  2005,  Newcastle  Partners  submitted to the Special
         Committee  a  nonbinding  proposal  for an  issuance  of $35 million of convertible  notes.  These notes would have a maturity of three  years, bear  interest  at 15%  (5%  payable  in cash  and 10%  payable-in-kind through the issuance of additional  notes) and be secured by a security interest in the Company's  assets junior to that securing the Company's credit facility. Under the proposal, Newcastle Partners would be issued
         10-year warrants for 19.9% of the outstanding Common Stock, exercisable at $0.01 per share,  and $10 million of the notes would be  convertible into 90% of the fully  diluted  Common Stock (after  dilution  from the warrants).  The proposal  also  provided  that the interest rate on the notes  would  increase  to 24% per  annum (5% per annum in cash and 19%

                                      -5-

         paid in kind through the issuance of new notes) if stockholder approval of the equity  issuance  was not  received  within 120 days of closing.
         This proposal expired on September 15, 2005.

    o    On September  14, 2005,  the  Company's  bank lenders  alleged that the
         Company was in default under its credit facility and, as a result,  the banks were not obligated to make further advances. Therefore, the banks took the position  that any further  advances were  discretionary.  The banks also  reserved  their  rights and  remedies  with  respect to the alleged defaults,  including the right to accelerate the obligations of the Company under the credit facility and to foreclose on the assets of the Company.  On September 14, 2005,  representatives of the banks also indicated  that the lenders  would not  provide  any  further  advances unless the Company had entered into a letter of intent with a financing source. The banks also indicated in several  discussions that they were not  interested  in  providing  debtor-in-possession  financing  to the
         Company if it should file for bankruptcy protection. Based in part upon consideration  of the banks'  position that they were not interested in providing  debtor-in-possession  financing and considering the security interest  held  by the  banks  in  substantially  all of the  Company's assets, the Company concluded that there was a significant  possibility that a bankruptcy  filing by the Company could result in a liquidation, rather than a reorganization, of the Company.

    o    The banks  provided  some  additional  funding but continued to express substantial  concern  that the  Company  needed to  accept a  financing proposal. They indicated that, from the banks' perspective, in light of the Company's financial  position,  that unless the Company had entered into a term sheet for  additional  financing,  not later than September
         21, 2005, the banks would be unwilling to advance any additional funds.

    o    On September  18,  2005,  Newcastle  Partners  submitted to the Special
         Committee another nonbinding proposal for an issuance of $35 million of convertible  notes. The terms of this proposal were almost identical to the terms of the September 12, 2005 proposal, except that this proposal added a 1.5% fee to Newcastle  Partners  ($525,000) upon the funding of the  convertible  notes and a  non-refundable  payment of  $150,000  to
         Newcastle  Partners for  reimbursement  of its fees and expenses,  plus agreement  to pay any  additional  fees  and  expenses.  This  proposal expired on September 19, 2005.

    o    Over the course of September 20 and 21, 2005,  Newcastle  Partners made further  written  and oral  modifications  to its  proposal.  The final
         September 21, 2005 proposal from Newcastle  Partners  contemplated  the issuance  of up to $45 million of  convertible  notes and a $30 million bridge loan facility. These notes would have a maturity of three years, bear  interest  at 15%  (5%  payable  in cash  and 10%  payable-in-kind through the issuance of additional  notes) and be secured by a security interest in the Company's  assets junior to that securing the Company's credit  facility.  The first $35 million of the notes were to be issued in connection with the refinancing of the bridge loan and an additional
         $10 million were issuable at the Company's  option. In conjunction with these $10 million in notes, upon the issuance thereof,  the Company was to issue to Newcastle  Partners 10-year  warrants  exercisable at $1.50 per share for 10 million shares of Common Stock.  In  conjunction  with the  bridge  loan,  Newcastle  Partners  would  also be issued  10-year warrants for 19.9% of the  outstanding  Common  Stock,  exercisable  at
         $0.01 per share.  Newcastle Partners was to receive a 2.00% fee for the

                                      -6-

         bridge loan and a 1.00% fee upon funding of the convertible  notes. The bridge loan was to mature at the  earlier of (i) 120 days from  funding or (ii) stockholder  approval of the convertible  notes.  This proposal expired on September 21, 2005.

    o    During the period  between  September  15, 2005 and September 21, 2005,
         Prentice  made a series of  written  proposals  and oral  modifications thereto  addressing issues of concern raised by the Whitehall Board and the Special  Committee.  The final  September  21, 2005  proposal  from
         Prentice  contemplated  a term sheet with Prentice (the  "Prentice Term
         Sheet"),  which the Company signed on September 21, 2005 providing that
         Prentice  and other  participating  investors  would agree to provide a bridge loan to the Company in the aggregate  amount of $30 million and,
         in   connection   therewith,   would   receive   warrants  to  purchase
         approximately  20% of the  Common  Stock and  purchase  $50  million in convertible secured notes subject to a number of conditions.  The notes were to have a 3-year  term,  bear  interest at 15% per annum,  payable quarterly,  payable in cash or additional shares of Common Stock at the
         Company's option.  The Prentice Term Sheet  contemplated that the notes would be convertible  into Common Stock and that Prentice and the other investors would receive 7-year warrants for Common Stock (the "Series B
         Warrants") with an exercise price equal to 110% of the conversion price of the notes. The Prentice Term Sheet provided that Prentice would have the  right  through  the  conversion  of the  notes,  shares  issued as interest  on the notes and through the  exercise  of the  warrants,  to acquire 87% of the Common Stock.  The Prentice Term Sheet  contemplated that the bridge loan be made and the  warrants  for 19.9% of the Common
         Stock be issued. Both the bridge loan and the convertible notes were to be secured by a security  interest in the  Company's  assets  junior to that held by the banks. The Prentice Term Sheet was nonbinding,  except that the Company was required to deal exclusively with Prentice through
         September  24, 2005 (which was  subsequently  extended),  give Prentice access to certain information and bear Prentice's expenses.

    o    On September  21, 2005,  the  Whitehall  Board  convened to discuss the financing  proposals  submitted by Prentice and Newcastle  Partners and voted to authorize  and direct  management to execute the Prentice Term
         Sheet, at the recommendation of the Special  Committee,  with Mr. Pully abstaining.

    o    During  negotiations  between the Company and its  representatives  and
         Prentice  and its  representatives  from  September  24,  2005  through
         October 3, 2005,  a number of  significant  changes were agreed upon by
         Prentice and the Company to the  contemplated  transaction  and related documents. These changes included, among others, the following:

             o    The  Company  was  given  the  right  to  make  two   one-year
                  extensions to the maturity of the notes if no event of default or event  which,  with  notice or lapse of time or both  would constitute an event of default, exists.

             o    The  interest  rate on the notes was reduced  from 15% to 12%, with  interest now being paid  entirely in Common Stock during the first three years and in cash  thereafter  and with all of the shares  payable as interest to be issued if the notes were to be converted prior to the third anniversary of issuance.

                                      -7-

             o    The  concept  of Series B  Warrants  was  eliminated,  and the exercise price of the warrants  issued in connection  with the bridge  loan and the  conversion  price of the notes both were set at $0.75 per share.

             o    The  representations  and warranties were limited somewhat and the material  adverse effect  condition was modified,  so that only an "Extremely  Detrimental  Effect" would be required for this closing condition to apply.

             o    A provision was added  providing that  proceeds,  if any, from proceedings  concerning the Company's  former Chief  Executive
                  Officer (net of expenses  and the costs of any  counterclaims)
                  relating to her employment  agreement would be paid 20% to the
                  Company and 80% to a trust or other vehicle for the benefit of the Company's  stockholders  immediately  prior to the closing date of the  purchase of the notes and,  potentially,  certain creditors of the Company.

             o    Provisions  were added  requiring  the Company to maintain its indemnification  arrangements  with directors and officers and to maintain  directors' and officers' insurance and committing
                  Prentice  to advance  funds to the  Company to  purchase  this insurance if necessary.

             o    The exclusivity  provisions were modified to allow the Company
                  to   consider   potential   superior   proposals,    if   any.
                  Additionally,  the parties  agreed to eliminate a  requirement that the Company hold a  stockholders  meeting to consider the transaction  even if the Whitehall  Board were to determine to accept a superior proposal.

             o    The aggregate expense  reimbursement to Prentice was capped at
                  $750,000.

    o    On September 27, 2005,  Newcastle Partners submitted a revised proposal with a stated  expiration  date of  September  30,  2005.  The  revised proposal increased the contemplated  convertible note issuance from the
         September  21, 2005 proposal to $50 million.  Reflecting  the increased financing,  the ultimate percentage ownership which the investors would acquire by full exercise of conversion and warrant rights was increased to  approximately  87%. This nonbinding offer was not extended past its stated expiration date.

    o    On October 3, 2005,  the Prentice  Financing  and related  matters were approved by the Whitehall Board, at the  recommendation  of the Special
         Committee, with all directors voting in favor, other than Mr. Pully who voted  against them.  The Purchase  Agreement,  Bridge Loan  Agreement,
         Notes,  Warrants,  Registration  Rights  Agreement and Fourth Amendment
         (each as defined below) were executed and delivered by the parties that night.

    o    On October  13,  2005,  Prentice  advised  the  Company  that  Holtzman
         Opportunity Fund, L.P. (together with Prentice,  the "Investors") would participate  in  the  financing  with  Prentice,  as  permitted  by the transaction documents.

                                      -8-

    o    To provide the Company with  additional  liquidity  through the closing date of the Prentice Financing, on October 3, 2005, the Company entered into a Bridge Term Loan Credit  Agreement (the "Bridge Loan Agreement")
         with certain of the  Investors  (together  with any other lenders under such agreement from time to time, the "Bridge Loan Lenders"). Under the
         Bridge Loan  Agreement,  the Bridge Loan  Lenders  provided a term loan
         (the "Bridge Loan") to the Company in the aggregate principal amount of
         $30  million,  which  bears  interest at a fixed rate of 18% per annum, payable  monthly,  and has a stated  maturity date of December 30, 2005 or,  if  the  Purchase  Agreement  (as  defined  below)  has  not  been terminated  on or prior to such date and the  Securities  and  Exchange
         Commission  reviews the proxy statement relating to the special meeting
         of  the  Company's   stockholders   as  contemplated  by  the  Purchase
         Agreement, January 31, 2006.

    o    In  connection  with the Bridge  Loan  Agreement,  the  Company  issued warrants  (the  "Warrants")  to the Bridge  Loan  Lenders  to  purchase
         2,792,462  shares of  Common  Stock at an  exercise  price of $0.75 per share.  The Warrants may be exercised  for a period of seven years from the date of issuance.

    o    Contemporaneously with the execution of the Bridge Loan Agreement,  the
         Company and the Investors entered into a Securities  Purchase Agreement
         (the "Purchase  Agreement") pursuant to which, subject to certain terms and conditions, the Company agreed to sell, and the Investors agreed to purchase,  $50 million of the Company's Secured  Convertible Notes (the
         "Notes").  Proceeds  from the issuance of the Notes will be used to pay off  the  Bridge  Loan  and to  provide  additional  liquidity  for the
         Company's operations. The Notes will bear interest at a rate of 12% per annum,  payable  quarterly.  Interest that becomes  payable  during the initial  three  year term of the Notes will be paid in shares of Common
         Stock at the conversion  price  (initially  $0.75 per share).  Interest that  becomes  payable  after the initial  three year term of the Notes will be paid in cash.  The interest  rate on the Notes will increase to
         18% per  annum  from and after the  occurrence  of an event of  default until such default is cured.

    o    Contemporaneously with the entry into the Bridge Loan Agreement and the
         Purchase  Agreement,  the  Company  and the  Investors  entered  into a
         Registration  Rights Agreement (the  "Registration  Rights  Agreement")
         pursuant  to  which  the   Company   has  agreed  to  provide   certain
         registration rights with respect to the shares of Common Stock that may be issued (i) upon  exercise of the Warrants,  (ii) upon  conversion of the Notes and (iii) in payment of interest under the Notes.

    o    Contemporaneously  with the execution of the Bridge Loan  Agreement and the Purchase Agreement,  the Company entered into a Waiver, Consent and
         Fourth  Amendment  (the "Fourth  Amendment")  to the Second Amended and
         Restated  Revolving Credit and Gold Consignment  Agreement (the "Senior
         Credit  Agreement"),  dated  as of July  29,  2003,  by and  among  the
         Company, LaSalle Bank National Association, as administrative agent and collateral agent for the banks party thereto (the "Banks"),  the Banks,
         Bank of America,  N.A., as managing agent, and Back Bay Capital Funding
         LLC, as accommodation  facility agent. Under the Fourth Amendment,  the
         Banks  have  agreed  to  increase  the  maximum  borrowings  under  the
         Company's credit  facility,  subject to and depending on borrowing base

                                      -9-

         calculations,  by $15 million to $140 million and extending the term of the facility until 2008.

    o    ON OCTOBER  26,  2005,  NEWCASTLE  PARTNERS  SUBMITTED  A  PROPOSAL  TO
         WHITEHALL TO ACQUIRE ALL THE OUTSTANDING  SHARES OF COMMON STOCK IT DID
         NOT  ALREADY OWN FOR $1.10 PER SHARE IN CASH,  BY MERGER OR  OTHERWISE,
         AND TO CASH OUT WARRANTS AND IN-THE-MONEY  OPTIONS BASED ON THAT PRICE.
         Under the  proposal,  Newcastle  Partners also would pay off the bridge loan  entered  into by the  Company  in  connection  with the  Prentice
         Financing.  Newcastle  Partners  indicated that it expected to obtain a commitment to either  replace the Company's  senior credit  facility or obtain consents from the Company's senior lenders.

    o    ON OCTOBER 27, 2005, THE SPECIAL  COMMITTEE  RESPONDED TO THE NEWCASTLE
         PARTNERS  PROPOSAL BY  INDICATING  THAT, ON THE ADVICE OF ITS FINANCIAL
         ADVISORS AND COUNSEL,  THE  WHITEHALL  BOARD HAD  DETERMINED  (WITH MR.
         PULLY  ABSTAINING)  THAT IT COULD NOT  CONCLUDE,  FROM THE  INFORMATION
         PROVIDED ON THE  NEWCASTLE  PARTNERS  PROPOSAL,  THAT SUCH  PROPOSAL IS
         REASONABLY LIKELY TO RESULT IN A "SUPERIOR PROPOSAL" WITHIN THE MEANING
         OF THE PURCHASE  AGREEMENT  EXECUTED BY THE COMPANY IN CONNECTION  WITH
         THE PRENTICE FINANCING.

                                      -10-

                           THE NEWCASTLE TENDER OFFER

         On December 5, 2005,  Newcastle  Partners  commenced a tender  offer to purchase,  through JWL, a wholly-owned  acquisition  entity, all the outstanding shares  of  Common  Stock  that it does  not  already  own  (together  with  the associated  preferred  stock purchase  rights) for $1.20 per share in cash, upon the terms and  subject  to the  conditions  set forth in the Offer to  Purchase,
Letter of  Transmittal  and  related  documents  filed with the  Securities  and
Exchange Commission (the "Tender Offer Documents").

         The offer is conditioned  upon,  among other things,  (i) a majority of
Whitehall's  shares on a fully diluted basis being  tendered and not  withdrawn,
(ii) a termination of the Purchase Agreement, (iii) stockholder rejection of the conditions  to  consummation  of the  Purchase  Agreement,  (iv) a  refinancing, acceptable to Newcastle  Partners,  of Whitehall's  senior credit  facility or a consent to the offer to purchase  and the  potential  merger  thereafter  by the lenders under  Whitehall's  senior  credit  facility,  (v) the  Whitehall  Board redeeming the associated  preferred stock purchase rights or Newcastle  Partners being  satisfied  that  the  rights  have  been  invalidated  or  are  otherwise inapplicable  to the  offer  and  the  potential  merger  thereafter,  (vi)  the
Whitehall  Board  approving  replacement  financing  to be provided by Newcastle
Partners of the Company's existing bridge loan financing with financial terms no less favorable to the Company than the existing financing, but with no warrants, conversion  rights or other  equity  related  components,  and  (vii)  Newcastle
Partners being  satisfied that Section 203 of the Delaware  General  Corporation
Law is inapplicable to the tender offer and the potential merger thereafter. The tender  offer  will  not  be  subject  to  or  conditioned  upon  any  financing arrangement other than as provided above.

         The  purpose of the  tender  offer is to  acquire  control  of, and the entire  equity  interest  in,  the  Company.  We  currently  intend,  as soon as
practicable   after   consummation   of  the  tender  offer,   to  seek  maximum
representation on the Whitehall Board and to seek to have the Company consummate a merger or other  business  combination  with us (or one of our  subsidiaries).
Pursuant to such merger,  the outstanding shares of Common Stock not owned by us would be  converted  into the right to  receive  cash in an amount  equal to the price per share provided pursuant to the tender offer.

         The information on the Newcastle Tender Offer set forth above is only a summary and is  qualified  in its  entirety  by  reference  to the Tender  Offer
Documents  that  Newcastle  Partners  filed  with the  Securities  and  Exchange
Commission  on December 5, 2005.  You are  encouraged  to read the Tender  Offer
Documents for a complete description of the tender offer.

         On December 16, 2005,  the Company filed with the SEC a Schedule  14D-9 unanimously  recommending that the Company's  stockholders  reject the Newcastle
Tender  Offer in its current form and not tender their shares of Common Stock to
Newcastle   Partners.   The   Whitehall   Board   unanimously   reaffirmed   its
recommendation of the transactions  contemplated by the Purchase Agreement. Also on December  16,  2005,  the Company  delivered a letter to  Newcastle  Partners requesting  Newcastle  Partners  to  execute a  confidentiality  agreement.  The
Company also requested  disclosure of information  regarding potential financing with respect to the Newcastle Tender Offer, as well as certain other matters.

         On December  20,  2005,  Newcastle  Partners  delivered a letter to the
Company expressing its  disappointment  that the Whitehall Board conditioned its willingness  to enter into  discussions  with Newcastle  Partners  regarding its tender offer  proposal on Newcastle  Partners  entering  into a  confidentiality agreement as well as providing  specified  information  regarding its ability to finance the transaction and its strategic plan for Whitehall. Newcastle Partners subsequently entered into a confidentiality agreement with the Company.

                                      -11-

                                 PROPOSAL NO. 1

                 ISSUANCE OF SHARES OF COMMON STOCK PURSUANT TO
                          THE SECURED CONVERTIBLE NOTES

         You are being asked by  Whitehall  to approve the issuance of shares of
Common Stock pursuant to the Notes.  Stockholder  approval of this proposal is a condition  precedent  to the  obligation  of the  Investors  to  consummate  the
Prentice Financing. In other words, the Prentice Financing cannot be consummated without stockholder approval of such issuance.  For the reasons discussed below, we oppose the Prentice  Financing.  To that end, we are soliciting your proxy to vote AGAINST Proposal No. 1.

                 REASONS TO VOTE AGAINST THE PRENTICE FINANCING

         We believe the stockholders should vote against the Prentice Financing.
While the Prentice  Financing will provide financing to Whitehall,  the Prentice
Financing  does  not  take  into   consideration   the  best  interests  of  the
stockholders.  In addition,  we believe the  Newcastle  Tender Offer is a better alternative for both Whitehall and its stockholders than the Prentice  Financing as it will  immediately  satisfy  Whitehall's  financing  needs while giving the stockholders  an opportunity  to monetize  their  investment in the Company at a substantial  premium to market rather than being a minority  stockholder  of the
Company.

IF THE PRENTICE FINANCING IS CONSUMMATED, THE INVESTORS WOULD EFFECTIVELY OBTAIN
CONTROL OF APPROXIMATELY 87% OF THE COMPANY AND THE OTHER  STOCKHOLDERS WOULD BE
DILUTED TO OWNING JUST 13% OF THE COMPANY.

         The Prentice Financing would have a devastating  dilutive effect on the interests of the Company's existing stockholders. As a result of the issuance of shares of Common Stock underlying the Warrants, upon conversion of the Notes and as payment of interest under the Notes, the Investors would receive Common Stock equal to approximately 87% of the issued and outstanding shares of Common Stock.
We are hard pressed to  understand  how the  Whitehall  Board can justify such a substantial dilution of the existing stockholders' interest in the Company.

IF THE PRENTICE FINANCING IS CONSUMMATED, THE INVESTORS WOULD EFFECTIVELY OBTAIN
CONTROL OF THE COMPANY WITHOUT PAYING A PREMIUM TO THE STOCKHOLDERS.

         The Prentice  Financing,  pursuant to which the Investors  will receive
Common  Stock and Common Stock  equivalents  equal to  approximately  87% of the issued and outstanding shares of Common Stock,  effectively transfers control of the Company to the Investors.  This effective transfer of control, however, does not require the Investors to pay any control or other premium in connection with the sale of control of the Company.

IF THE PRENTICE  FINANCING IS  CONSUMMATED,  NO ASSURANCE  CAN BE GIVEN THAT THE
COMPANY WILL EVER SUCCESSFULLY  APPLY FOR LISTING OF THE COMMON STOCK ON A MAJOR
EXCHANGE.

         The Common Stock was listed for trading on the New York Stock  Exchange
(the  "NYSE")  until it was  suspended  from  trading  on the NYSE  prior to the opening of trading on Friday,  October 28,  2005.  The Common Stock was delisted

                                      -12-

due to the Company's failure to comply with the NYSE continued listing standards because its average market  capitalization had been less than $25 million over a consecutive  30 trading-day  period.  The Common Stock is now quoted on the Pink
Sheets,  and according to the Management  Proxy  Statement,  the Company expects that the Common  Stock will  continue to be quoted on the Pink Sheets or the OTC
Bulletin  Board.  If the Prentice  Financing is  consummated  and the  Investors effectively take control of the Company, we do not believe that the Company will ever successfully apply for listing of the Common Stock on a major exchange.  If the Common  Stock  continues  to languish on the Pink Sheets or the OTC Bulletin
Board, there will be little liquidity in the Common Stock and investors may find it more  difficult  to acquire or dispose of the Common  Stock in the  secondary market.

         REASONS WHY WE BELIEVE THE NEWCASTLE TENDER OFFER IS A SUPERIOR
                      ALTERNATIVE TO THE PRENTICE FINANCING

         We believe  that  Newcastle  Partners'  all-cash  offer to purchase the outstanding  Common  Stock it does not  already  own is clearly  superior to the
Prentice  Financing as it will satisfy  Whitehall's  immediate  financing  needs while providing stockholders with immediate liquidity at a premium to market and an immediate opportunity to maximize their investment in Whitehall.  Rather than being at the mercy of the  Investors  who will have the option of  diluting  the existing  stockholders'  shares upon conversion of the Notes and exercise of the
Warrants,  the Newcastle Tender Offer will allow  stockholders to monetize their investment in the Company at a substantial premium to market.

    o    On November 28, 2005,  the  business day prior to the  announcement  by
         Newcastle Partners of its intention to commence the $1.20 tender offer, the Common Stock closed at $.88 per share.  Newcastle  Partners'  $1.20 per share all cash offer  represents  a 36% premium to the November 28,
         2005 closing price.

    o    On December 2, 2005, the business day prior to the  commencement of the tender  offer,  the Common Stock  closed at $1.05 per share.  Newcastle
         Partners'  $1.20 per share all cash offer  represents  a 14% premium to the December 2, 2005 closing price.

         Since we believe the Newcastle  Tender Offer will satisfy the Company's financing needs just as quickly and efficiently as the Prentice  Financing,  and this can be done without sacrificing the interests of the existing stockholders, we  believe  the  Newcastle  Tender  Offer is a  superior  alternative  than the
Prentice Financing.

            WE ALSO QUESTION WHETHER THE PRENTICE FINANCING HAS BEEN
                STRUCTURED IN ORDER TO AVOID THE REQUIREMENT FOR
                 SUPERMAJORITY APPROVAL OF ONE OF ITS CONDITIONS

         We  take  issue  with  the  structure  of the  Prentice  Financing.  As discussed  in further  detail in  Proposal  No. 2, the Company is  obligated  to obtain approval from its  stockholders  of an amendment to the Company's  Second
Restated  Certificate of Incorporation to provide for a 1-for-2 reverse split of the Company's Capital Stock in order to consummate the Prentice Financing.  This

                                      -13-

will allow the  Company to reserve for  issuance  the number of shares of Common
Stock issuable upon the conversion of the Notes and the exercise of the Warrants without  increasing  the number of the authorized  shares of Capital  Stock.  In order to make  available  additional  shares  for such  issuances,  we believe a corporation  would  normally  amend  its  charter  to  increase  the  number  of authorized  shares.  Such an  amendment to  Whitehall's  charter  would  require approval  from the holders of 75% of the  outstanding  shares of Capital  Stock.
Rather than  seeking  the  approval  from the holders of 75% of the  outstanding shares of Capital Stock, an extremely  difficult voting threshold to achieve, we believe the  Prentice  Financing  was  structured  to require as a condition  to closing a reverse split of the  outstanding  Capital Stock,  as this action only requires  approval from the holders of a majority of the  outstanding  shares of the Capital Stock. We question whether the Prentice  Financing was intentionally structured  to require a reverse stock split rather than amending the charter to merely  increase the number of authorized  shares in order to cleverly avoid the more difficult supermajority voting threshold.

         NEWCASTLE  PARTNERS URGES YOU TO VOTE AGAINST  WHITEHALL'S  PROPOSAL TO
APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK PURSUANT TO THE NOTES.

                                      -14-

                                 PROPOSAL NO. 2

          AMENDMENT TO THE SECOND RESTATED CERTIFICATE OF INCORPORATION
                     TO EFFECT A 1-FOR-2 REVERSE STOCK SPLIT

         As a condition to the closing of the Prentice Financing, the Company is obligated  to  obtain  approval  from  its  stockholders  of an  amendment  (the
"Amendment") to the Company's Second Restated  Certificate of Incorporation (the
"Certificate  of  Incorporation")  to provide for a 1-for-2 reverse split of the
Company's  Capital Stock (the  "Reverse  Split").  The Amendment  will allow the
Company to reserve for issuance  the number of shares of Common  Stock  issuable upon the  conversion  of the  Notes and the  exercise  of the  Warrants  without increasing the number of the authorized shares of Capital Stock.

         In connection  with the  foregoing,  the Whitehall  Board has adopted a resolution  recommending  that the  stockholders  approve the  Amendment  to the
Certificate  of  Incorporation  that would effect a single  reverse split of the
Capital  Stock  at a ratio of  1-for-2.  If the  Amendment  is  approved  by the stockholders and becomes effective,  the number of issued and outstanding shares of Capital Stock, as well as any Capital Stock held in treasury, will be reduced at a ratio of 1-for-2.  The  Amendment  will not reduce the number of authorized shares of the Capital Stock.

         For the reasons discussed above, we oppose the Prentice  Financing.  To that end, we are soliciting  your proxy to vote AGAINST  Proposal No. 2. We also believe that there are numerous  risks  associated  with the Reverse Split which are not necessary for the Company to take in view of the Newcastle Tender Offer.

                     RISKS ASSOCIATED WITH THE REVERSE SPLIT

         As set forth in greater detail in the Management Proxy Statement,  even the  Company  acknowledges  that there are  certain  risks  associated  with the
Reverse Split.

NO ASSURANCE CAN BE GIVEN THAT THE COMPANY'S TOTAL MARKET  CAPITALIZATION  AFTER
THE  REVERSE   SPLIT  WILL  BE  EQUAL  TO  OR  GREATER  THAN  THE  TOTAL  MARKET
CAPITALIZATION  BEFORE THE REVERSE  SPLIT OR THAT THE PER SHARE  MARKET PRICE OF
THE COMMON STOCK FOLLOWING THE REVERSE SPLIT WILL EITHER EXCEED OR REMAIN HIGHER
THAN  THE  CURRENT  PER  SHARE  MARKET  PRICE  OR THE  PER  SHARE  MARKET  PRICE
IMMEDIATELY BEFORE THE REVERSE SPLIT.

         No assurance can be given that the market price per share of the Common
Stock after the Reverse Split will rise or remain  constant in proportion to the reduction  in the number of shares of the Common  Stock  outstanding  before the
Reverse Split. Accordingly,  the Company's total market capitalization after the
Reverse Split may be lower than the Company's total market capitalization before the Reverse  Split.  This has occurred in  connection  with reverse stock splits that other  companies have  implemented.  If this were to happen to the Company, the total value of the Common Stock that you hold after the Reverse  Split would be lower than the value of your holdings  immediately  before the Reverse Split, even if the price at which the stock  trades is higher  than it was  before  the
Reverse Split.

                                      -15-

A DECLINE IN THE MARKET PRICE FOR THE COMMON  STOCK AFTER THE REVERSE  SPLIT MAY
RESULT IN A GREATER  PERCENTAGE  DECLINE  THAN WOULD OCCUR IN THE ABSENCE OF THE
REVERSE SPLIT.

         The  market  price  of the  Common  Stock  will  also be  based  on the
Company's  performance  and other  factors,  some of which are  unrelated to the number of shares outstanding. If the Reverse Split is implemented and the market price of the Common Stock declines, the percentage decline as an absolute number and as a  percentage  of the  Company's  overall  market  capitalization  may be greater  than would occur in the absence of the  Reverse  Split.  In many cases, both the total  market  capitalization  of a company  and the market  price of a share of that company's  common stock  following a reverse stock split are lower than they were before the reverse stock split.

THE  LIQUIDITY  OF THE COMMON STOCK COULD BE ADVERSELY  AFFECTED  FOLLOWING  THE
REVERSE SPLIT.

         The  liquidity of the Common  Stock could be adversely  affected by the reduced number of shares that would be outstanding after the Reverse Split.

THE  VOLATILITY  OF THE COMMON  STOCK COULD BE INCREASED  FOLLOWING  THE REVERSE
SPLIT.

         The  volatility  of the Common  Stock could be increased by the reduced number of shares that would be outstanding after the Reverse Split.

NO  ASSURANCE  CAN BE GIVEN THAT THE  REVERSE  SPLIT WILL  RESULT IN A PER SHARE
PRICE THAT WILL ATTRACT INVESTORS, BROKERS AND ANALYSTS.

         No assurance  can be given that the Reverse  Split will result in a per share price that will attract investors, brokers and analysts.

THE REVERSE SPLIT WOULD LIKELY INCREASE THE NUMBER OF "ODD LOT" HOLDERS.

         The Reverse Split may leave certain  stockholders with one or more "odd lots" which are stock  holdings  in amounts of less than 100  shares.  These odd lots  may be more  difficult  to sell  than  shares  in even  multiples  of 100.
Additionally,  any reduction in brokerage commissions resulting from any reverse stock split may be offset by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split.

         NEWCASTLE  PARTNERS URGES YOU TO VOTE AGAINST  WHITEHALL'S  PROPOSAL TO
AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE SPLIT.

                                      -16-

                                 PROPOSAL NO. 3

                              ELECTION OF DIRECTORS

         As a condition to the closing of the Prentice  Financing,  designees of the  Investors  must be elected to the Whitehall  Board in  accordance  with the terms of the Purchase Agreement.  If these designees are elected,  the Investors will effectively control the Whitehall Board.

         The Whitehall Board is presently  composed of four  directors,  divided into three classes, one of whom is a Class I director, one of whom is a Class II director and two of whom are Class III directors.

         Whitehall  is asking you to elect two Class I directors  to serve until the annual meeting in the year 2006, or until such persons'  successors are duly elected and qualified,  two Class II directors to serve until the annual meeting in the year  2007,  or until  such  persons'  successors  are duly  elected  and qualified,  and one Class III director to serve until the annual  meeting in the year 2008, or until such person's successor is duly elected and qualified.

            REASONS WHY NEWCASTLE PARTNERS IS CHALLENGING WHITEHALL'S
                           SLATE OF DIRECTOR NOMINEES

         For the reasons  discussed above, we oppose the Prentice  Financing and the election of Whitehall's  director  nominees.  To that end, we are soliciting your  proxy to vote  FOR an  alternative  slate of  director  nominees  who,  if elected,  will take all action  necessary to  consummate  the  Newcastle  Tender
Offer,  including  working to satisfy all of Newcastle  Partners'  conditions to consummating the transaction,  and evaluating any alternative offers the Company may receive, all subject to their fiduciary duties.

THE NEWCASTLE PARTNERS NOMINEES

         The following  information sets forth the name, age,  business address,
present  principal   occupation,   and  employment  and  material   occupations,
positions,  offices,  or  employments  for the  past  five  years of each of the individuals  nominated by Newcastle Partners for election to the Whitehall Board
(collectively, the "Nominees"). This information has been furnished to Newcastle
Partners by the  Nominees.  The Nominees  are  citizens of the United  States of
America.

           Name                            Age                Class Sought
---------------------------------  -----------------  --------------------------
Mark E. Schwarz                            44                       III

Steven J. Pully                            45                        II

John P. Murray                             35                        II

Mark A. Forman                             36                         I

Clinton J. Coleman                         28                         I

                                      -17-

         MARK E. SCHWARZ is the Chairman,  Chief Executive Officer and Portfolio
Manager of Newcastle Management, a private investment management firm he founded in 1993 that is the  general  partner  of  Newcastle  Partners.  Mr.  Schwarz is
Chairman  of the  Board  and  Chief  Executive  Officer  of  Hallmark  Financial
Services, Inc., a property and casualty insurance company, Chairman of the Board of Bell  Industries,  Inc., a computer  systems  integrator,  Pizza Inn, Inc., a franchisor  and food and supply  distributor,  and New Century  Equity  Holdings
Corp., an asset  management  company,  and a director of Nashua  Corporation,  a specialty paper, label and printing supplies manufacturer,  SL Industries, Inc., a power and data quality  products  manufacturer,  WebFinancial  Corporation,  a specialty bank and finance company,  and Vesta Insurance Group,  Inc., a holding company for a group of insurance  companies.  The principal  business address of
Mr. Schwarz is c/o Newcastle Capital Management, L.P., 300 Crescent Court, Suite
1110,  Dallas,  Texas 75201. By virtue of his position with Newcastle Group, Mr.
Schwarz has the power to vote and dispose of the shares of Common Stock owned by
Newcastle Partners.  Accordingly, Mr. Schwarz may be deemed to be the beneficial owner of the shares of Common Stock owned by Newcastle Partners. For information regarding purchases and sales during the past two years by Newcastle Partners of securities  of  Whitehall  that may be  deemed to be  beneficially  owned by Mr.
Schwarz, see Schedule I.

         STEVEN J. PULLY is the President of Newcastle  Management,  the general partner of Newcastle  Partners.  Mr. Pully is also Chief Executive Officer and a director of New Century Equity Holdings Corp., an asset  management  company,  a director of Pizza Inn,  Inc., a franchisor and food and supply  distributor  and was Chief  Executive  Officer of Pinnacle  Frames and  Accents,  Inc., a private company engaged in mass production of picture frame products,  from January 2003 through  June 2004.  Mr.  Pully was a director of the Company from June 23, 2005 until his resignation on November 29, 2005. He was nonexecutive  Chairman of the
Board of the Company  from July 5, 2005  through  November  10,  2005.  Prior to joining  Newcastle  Management in late 2001,  from May 2000 to December 2001, he was a managing  director in the mergers and  acquisitions  department of Banc of
America  Securities,  Inc.  and from January 1997 to May 2000 he was a member of the  investment  banking  department  of Bear  Stearns  where he became a senior managing  director in 1999.  Prior to becoming an investment  banker,  Mr. Pully practiced  securities  and corporate  law at the law firm of Baker & Botts.  Mr.
Pully is a CPA,  a CFA and a member of the Texas  Bar.  The  principal  business address of Mr. Pully is c/o Newcastle  Capital  Management,  L.P.,  300 Crescent
Court, Suite 1110, Dallas, Texas 75201. Mr. Pully does not beneficially own, and has not  purchased  or sold  during the past two years,  any  securities  of the
Company and disclaims  beneficial  ownership of the shares of Common Stock owned by Newcastle Partners.

         JOHN P. MURRAY is the Chief Financial Officer of Newcastle  Management,
the general partner of Newcastle Partners. Prior to joining Newcastle Management in  January  2002,  Mr.  Murray  was a partner  with  Speer & Murray,  Ltd.,  an accounting firm  specializing in tax planning and compliance,  estate  planning, asset  protection  and  investment  management.  Mr. Murray was also  previously employed by Ernst & Young,  LLP as a member of the audit  staff.  The  principal business address of Mr. Murray is c/o Newcastle  Capital  Management,  L.P., 300
Crescent  Court,  Suite  1110,   Dallas,   Texas  75201.  Mr.  Murray  does  not
beneficially  own, and has not purchased or sold during the past two years,  any

                                      -18-

securities  of the Company and disclaims  beneficial  ownership of the shares of
Common Stock owned by Newcastle Partners.

         MARK A. FORMAN is a Vice President of Newcastle Management, the general partner of Newcastle Partners.  Prior to joining Newcastle Management in October
2004,  he served as an analyst at RPM  Metropolitan  Partners,  L.P.,  a private investment  partnership,  from August 2002 to September 2004. From November 1998 through  September 2001, he was an associate in the Investment  Banking Division of ING Furman Selz/ABN Amro. The principal business address of Mr. Forman is c/o
Newcastle  Capital  Management,  L.P., 300 Crescent Court,  Suite 1110,  Dallas,
Texas 75201. Mr. Forman does not beneficially own, and has not purchased or sold during  the  past  two  years,  any  securities  of the  Company  and  disclaims beneficial ownership of the shares of Common Stock owned by Newcastle Partners.

         CLINTON J. COLEMAN is a Vice  President of  Newcastle  Management,  the
general partner of Newcastle Partners.  Prior to joining Newcastle Management in
June 2005, Mr. Coleman was a portfolio analyst with Lockhart Capital Management,
L.P., an investment partnership, from October 2003 to June 2005. From March 2002 to October 2003, he was an associate with Hunt Investment Group, L.P., a private investment  group.  From June 1999 to March 2002,  he was an analyst and then an associate with the Mergers & Acquisitions  Group of UBS. The principal  business address of Mr. Coleman is c/o Newcastle Capital  Management,  L.P., 300 Crescent
Court, Suite 1110,  Dallas,  Texas 75201. Mr. Coleman does not beneficially own, and has not purchased or sold during the past two years,  any  securities of the
Company and disclaims  beneficial  ownership of the shares of Common Stock owned by Newcastle Partners.

         The Nominees will not receive any compensation from Newcastle  Partners for their services as directors of Whitehall. Other than as stated herein, there are no arrangements or understandings  between Newcastle Partners and any of the
Nominees  or any  other  person or  persons  pursuant  to which  the  nomination described  herein is to be made,  other than the consent by each of the Nominees to be named in this Proxy  Statement  and to serve as a director of Whitehall if elected as such at the Special Meeting.  None of the Nominees is a party adverse to Whitehall or any of its  subsidiaries or has a material  interest  adverse to
Whitehall or any of its subsidiaries in any material pending legal proceedings.

         Newcastle  Partners does not expect that the Nominees will be unable to stand for  election,  but, in the event that such persons are unable to serve or for good cause will not serve,  the shares  represented  by the  enclosed  GREEN

                                      -19-

proxy  card  will be voted  for  substitute  nominees.  In  addition,  Newcastle
Partners reserves the right to nominate substitute persons if Whitehall makes or announces  any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Nominees.  In any such case, shares represented by the enclosed GREEN proxy card will be voted for such substitute nominees.  Newcastle Partners reserves the right to nominate additional persons if Whitehall  increases the size of the Whitehall Board above its existing size or increases the number of directors whose terms expire at the
Special Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Newcastle  Partners that any attempt to increase  the  size  of  the  current  Whitehall  Board  or to  reconstitute  or reconfigure  the classes on which the current  directors  serve  constitutes  an unlawful manipulation of Whitehall's corporate machinery.

         NEWCASTLE  PARTNERS URGES YOU TO VOTE FOR NEWCASTLE  PARTNERS' PROPOSAL
TO ELECT THE DIRECTOR NOMINEES SET FORTH ABOVE.

                                      -20-

                           VOTING AND PROXY PROCEDURES

         Only  stockholders  of record on the Record  Date will be  entitled  to notice of and to vote at the Special Meeting.  Each holder of outstanding shares of Common  Stock is entitled to one vote for each share of Common  Stock held in that  holder's name with respect to all matters on which holders of Common Stock are entitled to vote at the Special Meeting.  Each holder of outstanding  shares of Class B Stock is  entitled  to 35.4208  votes for each share of Class B Stock held in that holder's name with respect to all matters on which holders of Class
B Stock are  entitled  to vote at the  Special  Meeting.  Stockholders  who sell shares of Capital  Stock before the Record Date (or acquire them without  voting rights after the Record Date) may not vote such shares.  Stockholders  of record on the Record  Date will  retain  their  voting  rights in  connection  with the
Special  Meeting even if they sell such shares  after the Record Date.  Based on publicly  available  information,  Newcastle  Partners  believes  that  the only outstanding  classes of securities of Whitehall  entitled to vote at the Special
Meeting are the shares of Common Stock and Class B Stock.

         Shares represented by properly executed GREEN proxy cards will be voted at the Special  Meeting as marked and, in the absence of specific  instructions, will be voted AGAINST the  Company's  proposal to approve the issuance of shares of Common  Stock  pursuant  to the terms of the  Notes,  AGAINST  the  Company's proposal to approve an amendment to the Certificate of  Incorporation  to effect the Reverse Split, FOR Newcastle  Partners'  proposal to elect the Nominees and, in the  discretion of the persons named as proxies,  on all other matters as may properly come before the Special Meeting.

         The  enclosed  GREEN proxy card may be voted for our  Nominees and does not confer voting power with respect to Whitehall's nominees.  You can only vote for  Whitehall's  nominees  by signing and  returning  a proxy card  provided by
Whitehall.  Stockholders  should refer to the Management Proxy Statement for the
names,   backgrounds,   qualifications  and  other  information  concerning  the
Company's nominees.

QUORUM

         In order to conduct any business at the Special Meeting,  a quorum must be present  in person or  represented  by valid  proxies.  If a majority  of the voting  power  with  respect  to the  shares of  Common  Stock and Class B Stock combined are represented in person or by proxy at the Special Meeting,  a quorum will be  present.  A quorum  consists  of a majority  of the  voting  power with respect  to the  shares of Common  Stock and Class B Stock  combined  issued and outstanding  on the Record Date.  All shares that are voted "FOR",  "AGAINST" or
"ABSTAIN"  on any matter will count for  purposes of  establishing  a quorum and will be treated as shares entitled to vote at the Special Meeting.

VOTES REQUIRED FOR APPROVAL

         VOTE REQUIRED FOR PROPOSAL NO. 1. The approval of Whitehall's  proposal to issue shares of Common Stock  pursuant to the terms of the Notes requires the affirmative vote of a majority of votes cast by the holders present in person or represented by proxy and entitled to vote on such matter at the Special Meeting.
Accordingly,  if a quorum is present at the Special Meeting, an affirmative vote

                                      -21-

of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on this  proposal will approve the issuance of shares of Common
Stock  pursuant to the terms of the Notes.  The Company has stated that  because the vote to approve this proposal requires a majority, abstentions and non-votes will have the same effect as votes against approval of this proposal.

         VOTE REQUIRED FOR PROPOSAL NO. 2. The approval of Whitehall's  proposal to amend the Certificate of  Incorporation  to effect the Reverse Split requires the affirmative  vote of the holders of a majority of the outstanding  shares of the Capital Stock.  The Company has stated that because the vote to approve this proposal  requires a  majority,  abstentions  and  non-votes  will have the same effect as votes against approval of this proposal.

         VOTE  REQUIRED  FOR  PROPOSAL  NO.  3. The  election  of the  directors requires  the  affirmative  vote of a  plurality  of votes  cast by the  holders present in person or represented by proxy and entitled to vote on such matter at the Special Meeting. Accordingly, if a quorum is present at the Special Meeting, the  persons  receiving  the  greatest  number of votes by the  holders  will be elected to serve as the directors.

         Stockholders  may cast their votes by marking the ballot at the meeting or by specific voting  instructions sent with a signed proxy to either Newcastle
Partners  in care of  MacKenzie  Partners,  Inc. at the address set forth on the back cover of this Proxy  Statement or to  Whitehall at 155 North Wacker  Drive,
Suite 500, Chicago, Illinois 60606 or any other address provided by Whitehall.

REVOCATION OF PROXIES

         Stockholders of Whitehall may revoke their proxies at any time prior to exercise  by  attending  the  Special  Meeting  and  voting in person  (although attendance  at  the  Special  Meeting  will  not in  and  of  itself  constitute revocation  of a proxy) or by  delivering a written  notice of  revocation.  The delivery  of a  subsequently  dated  proxy  which  is  properly  completed  will constitute a revocation of any earlier  proxy.  The  revocation may be delivered either to Newcastle Partners in care of MacKenzie Partners,  Inc. at the address set forth on the back cover of this Proxy Statement or to Whitehall at 155 North
Wacker Drive,  Suite 500, Chicago,  Illinois 60606 or any other address provided by  Whitehall.  Although a revocation  is  effective if delivered to  Whitehall,
Newcastle  Partners  requests that either the original or photostatic  copies of all revocations be mailed to Newcastle  Partners in care of MacKenzie  Partners,
Inc. at the address set forth on the back cover of this Proxy  Statement so that
Newcastle  Partners  will be aware of all  revocations  and can more  accurately determine if and when proxies have been  received  from the holders of record on the Record Date of a majority of the  outstanding  voting  power.  Additionally,
MacKenzie  Partners,  Inc. may use this information to contact  stockholders who have revoked their  proxies in order to solicit later dated proxies  against the
Company's proposals in connection with the Prentice Financing.

IF YOU WISH TO VOTE  AGAINST THE  COMPANY'S  PROPOSALS  IN  CONNECTION  WITH THE
PRENTICE FINANCING AND FOR THE ELECTION OF NEWCASTLE PARTNERS' NOMINEES,  PLEASE
SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE-PAID
ENVELOPE PROVIDED.

                                      -22-

                             SOLICITATION OF PROXIES

         The  solicitation of proxies  pursuant to this Proxy Statement is being made by  Newcastle  Partners.  Proxies  may be  solicited  by  mail,  facsimile, telephone,  telegraph, in person and by advertisements.  Newcastle Partners will not solicit proxies via the Internet.

         Newcastle  Partners has entered into an oral  agreement  with MacKenzie
Partners,  Inc. for solicitation  and advisory  services in connection with this solicitation,  for which  MacKenzie  Partners,  Inc.  will  receive a fee not to exceed $100,000.00, together with reimbursement for its reasonable out-of-pocket expenses.  MacKenzie  Partners,  Inc.  will solicit  proxies  from  individuals, brokers,  banks,  bank  nominees  and  other  institutional  holders.  Newcastle
Partners has requested banks,  brokerage houses and other  custodians,  nominees and fiduciaries to forward all solicitation  materials to the beneficial  owners of the shares of Capital  Stock they hold of  record.  Newcastle  Partners  will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that MacKenzie Partners, Inc. will employ approximately
25 persons to solicit Whitehall's stockholders for the Special Meeting.

         The entire  expense of  soliciting  proxies is being borne by Newcastle
Partners.  Costs of this  solicitation of proxies are currently  estimated to be approximately  $225,000.00.  Newcastle  Partners estimates that through the date hereof,  its expenses in connection  with this  solicitation  are  approximately
$75,000.00.  Newcastle  Partners intends to seek reimbursement from Whitehall of all expenses it incurs in connection with this solicitation.  Newcastle Partners does not  intend to  submit  the  question  of such  reimbursement  to a vote of security holders of the Company.

                                      -23-

                          OTHER PARTICIPANT INFORMATION

         Each member of the Group is a participant in this solicitation. Mark E.
Schwarz is the managing  member of Newcastle  Group,  a Texas limited  liability company,  which is the general partner of Newcastle Management,  a Texas limited partnership, which in turn is the general partner of Newcastle Partners, a Texas limited  partnership.  The principal occupation of Mr. Schwarz is serving as the managing member of Newcastle Group. The principal business of Newcastle Group is acting as the general partner of Newcastle Management. The principal business of
Newcastle Management is acting as the general partner of Newcastle Partners. The principal  business of Newcastle  Partners is investing in securities.  JWL is a
Delaware  corporation  formed by Newcastle  Partners to serve as an  acquisition vehicle with no current  operations  other than those  incident to the Newcastle
Tender Offer.  Mr. Schwarz is Chairman of the Board of JWL and its sole director and Mr. Murray is JWL's President and Secretary.  JWL does not beneficially own, and has not purchased or sold during the past two years,  any  securities of the
Company.  The principal  business  address of Mr. Schwarz,  Newcastle  Partners,
Newcastle Management, Newcastle Group and JWL is 300 Crescent Court, Suite 1110,
Dallas, Texas 75201. As of the date hereof, Newcastle Partners is the beneficial owner of 2,018,400 shares of Common Stock.  Mark Schwarz,  Newcastle  Management
and Newcastle Group may be deemed to beneficially own the shares of Common Stock held by  Newcastle  Partners  by  virtue  of their  affiliation  with  Newcastle
Partners and each  disclaims  beneficial  ownership of such shares except to the extent of their pecuniary interest therein. For information  regarding purchases and sales of  securities  of  Whitehall  during the past two years by  Newcastle
Partners, see Schedule I.

         The Company had initially proposed the election of six designees of the
Investors to be elected to the Whitehall  Board in accordance  with the terms of the Purchase Agreement. Accordingly,  Newcastle Partners initially nominated six individuals for election to the Whitehall Board,  including Mark J. Morrison, in opposition to the Company's  slate.  According to the Management Proxy Statement filed in definitive  form with the SEC, five designees of the Investors will now stand for election at the Special Meeting.  Accordingly,  Mark J. Morrison is no
longer included in Newcastle  Partners' slate of director  nominees for election at the Special Meeting and is not a participant in this solicitation.

         On December  13,  2005,  the members of the Group  entered into a Joint
Filing and Solicitation  Agreement in which, among other things, (i) the parties agreed to the joint filing on behalf of each of them of  statements  on Schedule
13D with respect to the  securities  of  Whitehall,  (ii) the parties  agreed to solicit proxies or written consents against the Company's proposals contained in the  Management  Proxy  Statement  relating to the  Prentice  Financing  and for
Newcastle  Partners'  proposal  to elect the  Nominees,  or any other  person(s)
nominated by Newcastle  Partners,  to the Whitehall Board at the Special Meeting
(the  "Solicitation"),  and (iii) Newcastle Partners agreed to bear all expenses incurred in connection with the Group's activities,  including approved expenses incurred by any of the parties in connection with the  Solicitation,  subject to certain limitations.

         Except as set forth in this Proxy  Statement  (including  the Schedules hereto),  (i) during the past 10 years, no participant in this  solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors);  (ii) no participant in this solicitation  directly or indirectly beneficially  owns any  securities of Whitehall;  (iii) no  participant  in this solicitation  owns any securities of Whitehall which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of Whitehall  during the past two years;  (v) no part of the purchase price or market value of the securities of Whitehall owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such  securities;  (vi) no  participant  in this solicitation  is,  or  within  the  past  year  was,  a party  to any  contract, arrangements or understandings with any person with respect to any securities of
Whitehall,  including,  but not  limited  to,  joint  ventures,  loan or  option arrangements,  puts or calls,  guarantees  against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or
indirectly,  any  securities  of  Whitehall;   (viii)  no  participant  in  this

                                      -24-

solicitation owns  beneficially,  directly or indirectly,  any securities of any parent or subsidiary of Whitehall;  (ix) no participant in this  solicitation or any of his/its  associates was a party to any transaction,  or series of similar transactions, since the beginning of Whitehall's last fiscal year, or is a party to any currently proposed  transaction,  or series of similar  transactions,  to which Whitehall or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000;  (x) no participant in this solicitation or any of his/its  associates has any arrangement or understanding with any person with respect to any future employment by Whitehall or its affiliates, or with respect to any future  transactions  to which Whitehall or any of its affiliates will or may be a  party;  and  (xi)  no  person,  including  the  participants  in  this solicitation,  who is a party to an  arrangement  or  understanding  pursuant to which the Nominees are proposed to be elected has a substantial interest, direct or indirect,  by security  holdings or otherwise in any matter to be acted on at the Special Meeting.

                                      -25-

                    OTHER MATTERS AND ADDITIONAL INFORMATION

         Newcastle  Partners is unaware of any other matters to be considered at the Special Meeting.  However, should other matters, which Newcastle Partners is not aware of a reasonable time before this  solicitation,  be brought before the
Special  Meeting,  the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

         NEWCASTLE  PARTNERS  HAS  OMITTED  FROM THIS  PROXY  STATEMENT  CERTAIN
DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS ALREADY INCLUDED IN THE MANAGEMENT
PROXY STATEMENT. THIS DISCLOSURE INCLUDES, AMONG OTHER THINGS:

         o        DETAILED INFORMATION RELATING TO THE BACKGROUND,  REASONS FOR,
                  TERMS AND  CONSEQUENCES OF THE PRENTICE  FINANCING,  INCLUDING
                  RISK  FACTORS,  FINANCIAL  AND  PRO  FORMA  INFORMATION,   TAX
                  CONSEQUENCES AND ACCOUNTING TREATMENT;

         o        INFORMATION ABOUT THE COMPANY AND THE INVESTORS;

         o        CURRENT  BIOGRAPHICAL  INFORMATION  ON THE COMPANY'S  DIRECTOR
                  NOMINEES,    CURRENT   DIRECTORS   AND   EXECUTIVE   OFFICERS,
                  INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND INFORMATION
                  ON CORPORATE GOVERNANCE MATTERS;

         o        TRADING  INFORMATION  ON THE COMMON  STOCK AND AN  ANALYSIS OF
                  CUMULATIVE  TOTAL RETURNS ON AN INVESTMENT IN THE COMMON STOCK
                  DURING THE PAST FIVE YEARS;

         o        DEADLINES  AND  PROCEDURES  FOR  SUBMITTING  PROPOSALS  AT THE
                  COMPANY'S NEXT ANNUAL MEETING OF STOCKHOLDERS UNDER RULE 14A-8
                  OF THE  SECURITIES  EXCHANGE  ACT OF  1934,  AS  AMENDED,  AND
                  OUTSIDE THE PROCESSES OF RULE 14A-8.

         STOCKHOLDERS  SHOULD REFER TO THE MANAGEMENT  PROXY STATEMENT TO REVIEW
THIS DISCLOSURE.

         Although we do not have any  knowledge  indicating  that any  statement made by Newcastle  Partners herein is untrue, we do not take any  responsibility for the accuracy or completeness of statements  taken from public  documents and records  that were not  prepared  by or on our  behalf,  or for any  failure  by
Whitehall  to disclose  events that may affect the  significance  or accuracy of such  information.  See  Schedule  II  for  information  regarding  persons  who beneficially own more than 5% of the shares of the securities of the Company and the ownership of the securities of the Company by the management of the Company.

         The information  concerning Whitehall contained in this Proxy Statement and the  Schedules  attached  hereto  has been  taken  from,  or is based  upon, publicly available information.

                                             NEWCASTLE PARTNERS, L.P.

                                             December 28, 2005

                                      -26-

                                   SCHEDULE I

                   TRANSACTIONS IN THE SECURITIES OF WHITEHALL
              BY NEWCASTLE PARTNERS, L.P. DURING THE PAST TWO YEARS

   Class                           Quantity          Price Per          Date of
of Security                        Purchased          Unit ($)          Purchase
------------------------  ----------------------  ------------------  ----------

                            Newcastle Partners, L.P.
--------------------------------------------------------------------------------
Common Stock                         77,000             7.13            07/14/04
Common Stock                         55,700             7.19            07/20/04
Common Stock                         42,700             7.25            07/21/04
Common Stock                        322,000             7.31            07/22/04
Common Stock                         17,000             7.36            07/23/04
Common Stock                         19,900             7.36            07/26/04
Common Stock                         57,900             7.36            07/28/04
Common Stock                         28,400             7.36            07/29/04
Common Stock                         49,700             7.48            08/01/04
Common Stock                          6,800             7.81            08/03/04
Common Stock                         14,100             7.80            08/04/04
Common Stock                         12,900             7.84            08/05/04
Common Stock                        174,000             7.72            08/06/04
Common Stock                         40,100             7.72            08/09/04
Common Stock                          6,000             7.86            08/11/04
Common Stock                         33,500             7.81            08/12/04
Common Stock                         12,600             7.83            08/13/04
Common Stock                            100             7.99            08/16/04
Common Stock                          2,400             7.87            08/23/04
Common Stock                            300             7.91            08/24/04
Common Stock                          2,000             7.87            08/25/04
Common Stock                          6,000             7.80            08/26/04
Common Stock                         26,900             7.65            08/27/04
Common Stock                            100             7.89            08/30/04
Common Stock                        100,000             7.98            09/07/04
Common Stock                         43,900             7.86            09/13/04
Common Stock                            400             7.90            09/15/04
Common Stock                            400             8.00            09/29/04
Common Stock                          2,600             7.96            12/28/04
Common Stock                         29,900             7.92            12/30/04
Common Stock                         12,900             7.91            01/03/05
Common Stock                          5,000             7.95            01/05/05
Common Stock                        138,900             7.92            01/06/05
Common Stock                         25,600             7.87            01/07/05
Common Stock                         34,000             7.82            01/10/05
Common Stock                          8,000             7.76            01/11/05
Common Stock                          2,000             7.60            01/12/05

                                      -27-

   Class                           Quantity          Price Per          Date of
of Security                        Purchased          Unit ($)          Purchase
------------------------  ----------------------  ------------------  ----------

Common Stock                          1,600             7.64            01/13/05
Common Stock                          4,000             7.67            01/18/05
Common Stock                         24,000             7.55            01/19/05
Common Stock                          2,000             7.53            01/20/05
Common Stock                          1,000             7.54            01/21/05
Common Stock                         19,500             7.40            01/24/05
Common Stock                         12,700             7.29            01/25/05
Common Stock                         17,000             7.13            01/26/05
Common Stock                        130,600             7.04            01/27/05
Common Stock                         53,500             6.97            01/28/05
Common Stock                          5,000             7.45            02/02/05
Common Stock                         15,100             7.39            02/03/05
Common Stock                            200             7.43            02/04/05
Common Stock                         10,000             7.43            02/08/05
Common Stock                          2,000             7.46            02/10/05
Common Stock                          4,200             7.37            02/11/05
Common Stock                          9,100             7.24            02/14/05
Common Stock                          4,000             7.23            02/15/05
Common Stock                         10,200             7.14            02/16/05
Common Stock                          2,000             7.11            02/17/05
Common Stock                          4,000             7.08            02/18/05
Common Stock                         10,000             6.99            02/22/05
Common Stock                            600             7.03            02/24/05
Common Stock                          2,600             7.06            02/28/05
Common Stock                         22,700             7.08            03/01/05
Common Stock                          2,100             7.06            03/02/05
Common Stock                         15,100             7.05            03/03/05
Common Stock                          5,000             7.05            03/04/05
Common Stock                            800             7.07            03/07/05
Common Stock                          8,800             7.22            03/08/05
Common Stock                          2,000             7.16            03/09/05
Common Stock                          4,800             7.19            03/14/05
Common Stock                          4,000             7.18            03/15/05
Common Stock                            500             7.18            03/16/05
Common Stock                            100             7.30            03/17/05
Common Stock                          4,400             7.25            03/18/05
Common Stock                          2,300             7.24            03/22/05
Common Stock                          8,800             7.15            03/23/05
Common Stock                          6,700             7.24            03/29/05
Common Stock                         29,600             7.13            03/30/05
Common Stock                         20,200             7.20            03/31/05
Common Stock                         11,100             7.14            04/01/05
Common Stock                          2,200             7.15            04/04/05

                                      -28-

   Class                           Quantity          Price Per          Date of
of Security                        Purchased          Unit ($)          Purchase
------------------------  ----------------------  ------------------  ----------

Common Stock                          6,100             7.12            04/05/05
Common Stock                          6,400             7.10            04/06/05
Common Stock                          7,200             7.08            04/07/05
Common Stock                          5,000             7.18            04/08/05
Common Stock                         23,800             7.23            04/11/05
Common Stock                          8,000             7.19            04/12/05
Common Stock                         10,000             7.11            04/13/05
Common Stock                         25,700             6.97            04/14/05
Common Stock                         18,400             6.89            04/15/05

                                      -29-

                                   SCHEDULE II

      THE FOLLOWING TABLE IS REPRINTED FROM THE MANAGEMENT PROXY STATEMENT

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding beneficial ownership of Whitehall's Common Stock as of December 9, 2005, by (i) each person who is known by Whitehall to own  beneficially  more than 5% of the  outstanding shares of Common Stock,  (ii) each  director and director  nominee of Whitehall,
(iii) each of the executive officers named in the Summary Compensation Table and
(iv) all directors and executive officers of Whitehall as a group.

                                                           Amount of
                                                           Beneficial          Percent of
Name of Beneficial Owner(1)                                Ownership           Class(2)
----------------------------------------------------  -------------------  -----------------
5% STOCKHOLDERS
Prentice Capital Management, LP(3)                          2,094,346            12.49%
   623 Fifth Avenue, 32nd Floor
   New York, NY 10020
Holtzman Opportunity Fund, L.P.(4)                            698,116             4.16%
   Mr. Seymour Holtzman
   c/o Jewelcor Companies
   100 N. Wilkes Barre Blvd., 4th Floor
   Wilkes Barre, Pennsylvania 18707
Newcastle Partners, L.P.(5)                                 2,018,400            12.04%
   300 Crescent Court, Suite 1110
   Dallas, TX 75201
Myron M. Kaplan(6)                                          1,386,600             8.27%
   P.O. Box 385
   Leonia, NJ 07605
Wasatch Advisors, Inc.(7)                                   1,331,952             7.95%
   150 Social Hall Avenue
   Salt Lake City, UT 84111
Dimensional Fund Advisors Inc.(8)                           1,022,750             6.10%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401

                                      -30-

                                                           Amount of
                                                           Beneficial          Percent of
Name of Beneficial Owner                                    Ownership           Class(2)
----------------------------------------------------  -------------------  -----------------
DIRECTORS AND EXECUTIVE OFFICERS
Hugh M. Patinkin(9)                                               --             --
Matthew M. Patinkin(10)                                       894,269             5.22%
John R. Desjardins(11)                                        622,476             3.63%
Manny A. Brown(12)                                            127,920             *
Norman J. Patinkin(13)                                         90,645             *
Daniel H. Levy(14)                                             64,385             *
Richard K. Berkowitz(15)                                       62,913             *
Sanford Shkolnik(16)                                           29,697             *
Debbie Nicodemus-Volker(17)                                    17,105             *
Lucinda M. Baier(18)                                               --             *

DIRECTOR NOMINEES (19)
Robert L. Baumgardner(20)                                          --             *
Edward Dayoob                                                      --             *
Jonathan Duskin                                                    --             *
Seymour Holtzman(4)                                           698,116             4.16%
Charles G. Phillips                                                --             *
All executive officer and directors as a group              1,791,490            10.69%

----------------------------------
  * Less than 1%.

(1)      Except as set forth in the  footnotes to this table,  the persons named in the table above have sole voting and  investment  power with respect to all shares shown as beneficially owned by them.

(2)      Applicable  percentage  of ownership is based on  16,763,215  shares of
         Common Stock  outstanding on December 9, 2005.  Where  indicated in the footnotes,  this table also includes Common Stock issuable  pursuant to stock  options  exercisable  within 60 days of the filing of this proxy statement.

(3)      Share information  based solely on information  contained on a Schedule
         13D, dated October 3, 2005, filed with the SEC, as amended from time to
         time.  The  share  numbers  and  percentages   assume  that  the  Notes
         (described elsewhere in this proxy statement) have not yet been issued.
         This Schedule 13 D indicates  that PWJ Lending LLC ("PWJ  Lending") may be deemed to beneficially own 2,094,346 shares of Common Stock issuabed upon  exercise  of the  Warrants  (described  elsewhere  in this  proxy statement).  The  Schedule 13D further  indicates  that PWJ Funding LLC
         ("PWJ Funding") may be deemed to beneficially own 68,020,815  shares of
         Common  Stock  issuable  upon the  conversion  of the Notes,  including interest  shares  (described  elsewhere  in this  proxy  statement)  if interest  will paid in Common  Stock for the first  three  years of the
         Note, at a conversion  price of $0.75.  The Schedule 13D also indicates that each of Prentice Capital Management,  LP and Michael Zimmerman may
         be deemed  to  beneficially  own  70,115,161  shares  of Common  Stock, including the 2,094,346  shares  issuabed upon exercise of the Warrants and 68,020,815  shares of Common Stock issuable upon  conversion of the
         Notes.  The Schedule 13D indicates  that Prentice  Capital  Management,
         L.P.  is the  managing  member  of PWJ  Funding  and PWJ  Lending.  The
         Schedule  13D also  indicates  that  Michael  Zimmerman is the Managing

                                      -31-

         Member of (a)  Prentice  Management  GP, LLC,  the  general  partner of
         Prentice Capital  Management,  LP, and (b) Prentice Capital GP, LLC the
         general part of certain  investment funds. The Schedule 13D states that as such,  Mr.  Zimmerman  may be deemed  to  control  Prentice  Capital
         Management, LP and certain of the investment funds and therefore may be deemed to be the beneficial  owner of the securities  described  above.
         Each of Mr.  Zimmerman and Prentice Capital  Management,  LP disclaimed beneficial ownership of all of shares described above. The Schedule 13D indicates  that  certain of the  reporting  persons to the Schedule 13D share voting and dispositive powers over the shares  beneficially owned to the extent reported therein.

(4)      Share information  based solely on information  contained on a Schedule
         13D, dated  November 1, 2005,  filed with the SEC, as amended from time to time.  The  share  numbers  and  percentages  assume  that the Notes
         (described elsewhere in this proxy statement) have not yet been issued.
         This  Schedule 13D  indicates  that  Holtzman  Opportunity  Fund,  L.P.
         ("Holtzman  Opportunity")  beneficially  owns 698,116  shares of Common
         Stock issued upon exercise of the Warrants (described elsewhere in this proxy statement). If the Notes are issued, then Holtzman Opportunity at that time may be  deemed  to  beneficially  own an  aggregate  of up to
         22,666,667 shares of Common Stock potentially  issuable upon conversion of the Notes,  including  interest shares (described  elsewhere in this proxy  statement);  such  shares,  together  with  shares  issued  upon exercise of the  Warrants,  would  represent an aggregate of 23,364,783 shares of common stock. The Schedule 13D further indicates that each of
         Holtzman Financial Advisors, LLC ("Holtzman Advisors"),  as the general
         partner   of   Holtzman   Opportunity,   and   SH   Independence,   LLC
         ("Independence"),  as Managing Member of Holtzman Opportunity, may each also be deemed to beneficially own 698,116 shares of Common Stock owned by Holtzman  Opportunity  issued upon exercise of the Warrants.  If the
         Notes are issued,  then each of Holtzman  Advisors and Independence may each  also  be  deemed  to  beneficially  own  an  aggregate  of  up to
         22,666,667  shares  of  Common  Stock  owned  by  Holtzman  Opportunity potentially  issuable upon conversion of the Notes,  including interest shares  (described  elsewhere  in this proxy  statement);  such shares, together  with shares  issued  upon  exercise  of the  Warrants,  would represent an aggregate of 23,364,783  shares of Common  Stock.  Lastly, the Schedule 13D indicates that Seymour Holtzman, as the sole member of
         Independence,  may also be  deemed  to  beneficially  own such  shares.
         According to the Schedule 13D, each of Holtzman  Opportunity,  Holtzman
         Advisors,  Independence and Seymour Holtzman may be deemed to have sole voting and dispositive power with respect to the reported shares.

(5)      Share information  based solely on information  contained on a Schedule
         13D,  dated October 26, 2005,  filed with the SEC, as amended from time to time.  This Schedule 13D indicates  that  Newcastle  Partners,  L.P.
         beneficially  owns 2,018,400 shares of Common Stock and has sole voting and  investment  power with respect to the reported  shares.  Newcastle
         Capital Management, L.P., as the general partner of Newcastle Partners,
         L.P., may also be deemed to  beneficially  own the 2,018,400  shares of
         Common Stock beneficially owned by Newcastle  Partners,  L.P. Newcastle
         Capital  Group,  L.L.C.,  as the general  partner of Newcastle  Capital

                                      -32-

         Management,  L.P.,  which in turn is the general  partner of  Newcastle
         Partners,  L.P., may also be deemed to  beneficially  own the 2,018,400 shares of Common Stock beneficially owned by Newcastle  Partners,  L.P.
         Mark E. Schwarz,  as the managing  member of Newcastle  Capital  Group,
         L.L.C.,  the general  partner of Newcastle  Capital  Management,  L.P., which in turn is the general partner of Newcastle  Partners,  L.P., may also be deemed to beneficially own the 2,018,400 shares of Common Stock beneficially  owned by Newcastle  Partners,  L.P.  Steven J. Pully,  as
         President of Newcastle Capital  Management,  L.P., which is the general partner of Newcastle Partners, L.P., may also be deemed to beneficially own  the  2,018,400  shares  of  Common  Stock  beneficially  owned  by
         Newcastle Partners, L.P. Newcastle Capital Management,  L.P., Newcastle
         Capital Group,  L.L.C.,  Mr. Schwarz and Mr. Pully disclaim  beneficial ownership  of the shares of Common  Stock held by  Newcastle  Partners,
         L.P.,  except to the extent of their  pecuniary  interest  therein.  By virtue of his position with Newcastle Partners, L.P., Newcastle Capital
         Management,  L.P. and Newcastle Capital Group,  L.L.C., Mark E. Schwarz
         has the sole power to vote and  dispose  of the shares of Common  Stock owned by  Newcastle  Partners,  L.P. On November  29,  2005,  Newcastle
         announced its intention to commence a tender offer to acquire,  through
         JWL  Acquisition  Corp.,  a wholly owned  subsidiary of Newcastle,  all outstanding shares of Common Stock of the Company. On December 5, 2005,
         Newcastle  filed  with  the SEC a  Schedule  TO, a  Schedule  14A and a
         Schedule 13D/A  announcing that JWL  Acquisition  Corp. had commenced a tender offer for all the shares of Common Stock of the Company.

(6)      Share  information  based solely on information  contained on a Form 4, dated April 15, 2005,  filed with the SEC.  This Form 4 indicates  that
         Myron M. Kaplan has sole voting and  investment  power with  respect to the reported shares.

                                      -33-

(7)      Share information  based solely on information  contained on a Schedule
         13G/ A, dated February 14, 2005, filed with the SEC. This Schedule 13G/
         A  indicates  that  Wasatch  Advisors,   Inc.,  an  investment  adviser
         registered  under section 203 of the  Investment  Advisers Act of 1940, has sole  voting  and  investment  power with  respect to the  reported shares.

(8)      Share information  based solely on information  contained on a Schedule
         13G,  dated  February 9, 2005,  filed with the SEC.  This  Schedule 13G indicates that  Dimensional  Fund Advisors Inc., an investment  adviser registered  under section 203 of the  Investment  Advisers Act of 1940, has sole  voting  and  investment  power with  respect to the  reported shares.

(9)      Mr.  Hugh M.  Patinkin  passed  away  prior to the date as of which the table  speaks.  Mr.  Patinkin  served as Chairman  and Chief  Executive
         Officer of Whitehall until the time of his death.

(10)     Includes 384,535 shares of Common Stock issuable  pursuant to presently
         exercisable   stock   options  or  stock   options  which  will  become
         exercisable  within 60 days of this proxy  statement.  Includes 185,208 shares  solely  owned by Robin J.  Patinkin,  as  Trustee  of the Robin
         Patinkin UA2-2-92 Trust.  Robin J. Patinkin,  Matthew  Patinkin's wife, has sole investment power with respect to such shares.  Includes 32,406 shares held by Matthew M. Patinkin and Robin J.  Patinkin,  as Trustees
         of various trusts for the benefit of their  children.  Includes  13,281 shares held by Robin J. Patinkin,  as Trustee of various trusts for the benefit of the children of Matthew M.  Patinkin and Robin J.  Patinkin, with respect to which shares Matthew M. Patinkin  disclaims  beneficial ownership  because  Robin J.  Patinkin  has sole voting and  investment power with  respect to such shares.  The mailing  address of Matthew M.
         Patinkin is c/o  Whitehall  Jewellers,  Inc.,  155 North Wacker  Drive,
         Suite 500, Chicago, Illinois 60606.

(11)     Includes 396,159 shares of Common Stock issuable  pursuant to presently
         exercisable   stock   options  or  stock   options  which  will  become
         exercisable within 60 days of this proxy statement. The mailing address of John R.  Desjardins  is c/o  Whitehall  Jewellers,  Inc.,  155 North
         Wacker Drive, Suite 500, Chicago, Illinois 60606.

(12)     Includes 124,632 shares of Common Stock issuable  pursuant to presently
         exercisable   stock   options  or  stock   options  which  will  become
         exercisable  within  60 days of this  proxy  statement.  Mr.  M.  Brown tendered his resignation  effective December 17, 2004.  Pursuant to his separation  and  release  agreement,  Mr. M.  Brown's  employment  with
         Whitehall  was  deemed  to have been  terminated  for good  reason  and therefore his options to purchase  shares of  Whitehall's  Common Stock vested in full and remain exercisable until December 17, 2006. Includes

                                      -34-

         750 shares  owned by Marcy  Brown,  Mr. M.  Brown's  wife,  in her self directed  IRA  account,  with  respect to which  shares  Manny A. Brown disclaims beneficial  ownership.  The mailing address of Manny A. Brown is 184 Oak Knoll Terrace, Highland Park, IL 60035.

(13)     Includes  47,366 shares of Common Stock issuable  pursuant to presently
         exercisable   stock   options  or  stock   options  which  will  become
         exercisable  within 60 days of this  proxy  statement.  Includes  1,111 shares of restricted  Common Stock granted on February 19, 2004,  which restrictions  lapse in equal  installments  on  February  19,  2006 and
         February 19, 2007.  Includes  1,667 shares of  restricted  Common Stock
         granted  on  March  3,  2005,   which   restrictions   lapse  in  equal
         installments  on  March 3,  2006,  March 3,  2007  and  March 3,  2008.
         Includes  1,402 shares of restricted  Common Stock granted on April 13,
         2005, which  restrictions  lapse on April 13, 2006. The mailing address of Norman J. Patinkin is c/o United Marketing Group, L.L.C., 5724 North
         Pulaski, Chicago, Illinois 60647.

(14)     Includes  49,444 shares of Common Stock issuable  pursuant to presently
         exercisable   stock   options  or  stock   options  which  will  become
         exercisable  within 60 days of this  proxy  statement.  Includes  1,111 shares of restricted  Common Stock granted on February 19, 2004,  which restrictions  lapse in equal  installments  on  February  19,  2006 and
         February 19, 2007.  Includes  1,667 shares of  restricted  Common Stock
         granted  on  March  3,  2005,   which   restrictions   lapse  in  equal
         installments  on  March 3,  2006,  March 3,  2007  and  March 3,  2008.
         Includes  1,402 shares of restricted  Common Stock granted on April 13,
         2005, which  restrictions  lapse on April 13, 2006. The mailing address for Daniel H. Levy is c/o Whitehall  Jewellers,  Inc., 155 North Wacker
         Drive, Suite 500, Chicago, Illinois 60606.

(15)     Includes  47,972 shares of Common Stock issuable  pursuant to presently
         exercisable   stock   options  or  stock   options  which  will  become
         exercisable  within 60 days of this  proxy  statement.  Includes  1,111 shares of restricted  Common Stock granted on February 19, 2004,  which restrictions  lapse in equal  installments  on  February  19,  2006 and
         February 19, 2007.  Includes  1,667 shares of  restricted  Common Stock
         granted  on  March  3,  2005,   which   restrictions   lapse  in  equal
         installments  on  March 3,  2006,  March 3,  2007  and  March 3,  2008.
         Includes  1,402 shares of restricted  Common Stock granted on April 13,
         2005, which  restrictions  lapse on April 13, 2006. The mailing address for Richard K. Berkowitz is Good Island Blvd. #2006, Avenutra,  Florida
         33160.

(16)     Includes  6,141 shares of Common Stock  issuable  pursuant to presently exercisable  stock options.  Includes 1,111 shares of restricted Common
         Stock granted on February 19, 2004, which  restrictions  lapse in equal installments on February 19, 2006 and February 19, 2007. Includes 1,667
         shares of  restricted  Common  Stock  granted on March 3,  2005,  which restrictions  lapse in equal  installments  on March 3, 2006,  March 3,
         2007 and March 3, 2008.  Includes  1,402  shares of  restricted  Common
         Stock granted on April 13, 2005, which  restrictions lapse on April 13,
         2006.   The  mailing   address  of  Sanford   Shkolnik  is  c/o  Encore
         Investments, LLC, 101 West Grand Avenue, Chicago, Illinois 60610.

                                      -35-

(17)     Includes  13,333 shares of  restricted  Common Stock granted on June 1,
         2004, which  restrictions  lapse in equal  installments on June 1, 2006 and June 1, 2007. The mailing address of Debbie Nicodemus-Volker is c/o
         Whitehall Jewellers,  Inc., 155 North Wacker Drive, Suite 500, Chicago,
         Illinois 60606.

(18)     Ms. Baier tender her  resignation on October 11, 2005.  Pursuant to her employment agreement,  dated November 30, 2004 and as amended on August
         11,  2005,  Ms.  Baier has  forfeited  all of her shares of  restricted
         Common Stock.

(19)     The  director  nominees  have  been  designated  by  the  Investors  in accordance with the Purchase Agreement,  as described elsewhere in this proxy statement.

(20)     See  "Executive  Compensation  and  Other   Information--Severance  and
         Employment Agreements" for additional information.

                                      -36-

                                    IMPORTANT

         Tell your Board what you think!  Your vote is important.  No matter how many  shares you own,  please give  Newcastle  Partners  your proxy  AGAINST the
Prentice Financing  proposals described herein and FOR the election of Newcastle
Partners' Nominees by taking three steps:

         o        SIGNING the enclosed GREEN proxy card,

         o        DATING the enclosed GREEN proxy card, and

         o        MAILING the  enclosed  GREEN proxy card TODAY in the  envelope provided  (no  postage  is  required  if mailed in the  United
                  States).

         If any of your shares are held in the name of a brokerage  firm,  bank, bank  nominee or other  institution,  only it can vote such shares and only upon receipt of your specific  instructions.  Accordingly,  please contact the person responsible for your account and instruct that person to execute the GREEN proxy card  representing  your  shares.  Newcastle  Partners  urges you to  confirm in writing your instructions to Newcastle  Partners in care of MacKenzie  Partners,
Inc. at the address  provided below so that Newcastle  Partners will be aware of all  instructions  given and can  attempt to ensure that such  instructions  are followed.

         If you  have  any  questions  or  require  any  additional  information concerning this Proxy Statement,  please contact MacKenzie Partners, Inc. at the address set forth below.

                            MACKENZIE PARTNERS, INC.

                               105 Madison Avenue
                            New York, New York 10016
                          (212) 929-5500 (Call Collect)
                           proxy@mackenziepartners.com

                                       or
                          CALL TOLL FREE (800) 322-2885

                            WHITEHALL JEWELLERS, INC.

                         SPECIAL MEETING OF STOCKHOLDERS

                      THIS PROXY IS SOLICITED ON BEHALF OF
                            NEWCASTLE PARTNERS, L.P.

               THE BOARD OF DIRECTORS OF WHITEHALL JEWELLERS, INC.
                          IS NOT SOLICITING THIS PROXY

                                    P R O X Y

The undersigned  appoints Mark E. Schwarz and Steven J. Pully, and each of them, attorneys  and  agents  with full  power of  substitution  to vote all shares of capital stock of Whitehall Jewellers, Inc. (the "Company") which the undersigned would be  entitled  to vote if  personally  present  at the  Special  Meeting of
Stockholders of the Company  scheduled to be held on Thursday,  January 19, 2006 at 10:00  a.m.  (local  time) at the  Hotel  Allegro,  171 W.  Randolph  Street,
Chicago,  Illinois 60601,  and including at any  adjournments  or  postponements thereof and at any meeting called in lieu thereof (the "Special Meeting").

The undersigned  hereby revokes any other proxy or proxies  heretofore  given to vote or act with  respect to the shares of capital  stock of the Company held by the  undersigned,  and hereby  ratifies and confirms all action the herein named attorneys and proxies,  their  substitutes,  or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse  and in their  discretion  with  respect  to any  other  matters  as may properly come before the Special Meeting that are unknown to Newcastle Partners,
L.P. ("Newcastle Partners") a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE,  THIS
PROXY WILL BE VOTED FOR PROPOSAL 1 (ELECTION OF DIRECTORS),  AGAINST  PROPOSAL 2
(ISSUANCE OF SHARES) AND AGAINST PROPOSAL 3 (REVERSE STOCK SPLIT).

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Special Meeting.

         IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.       Newcastle Partners' proposal to elect its slate of director nominees.

                                                                       FOR ALL
                                                        WITHHOLD        EXCEPT
                                                      AUTHORITY TO    NOMINEE(S)
                                            FOR ALL   VOTE FOR ALL     WRITTEN
                                            NOMINEES    NOMINEES        BELOW
         Nominees:   Mark E. Schwarz          [ ]         [ ]            [ ]
                     Steven J. Pully
                     John P. Murray
                     Mark A. Forman
                     Clinton J. Coleman

         INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

         ----------------------------------------------------------------

2.       The Company's  proposal to approve the issuance of shares of its common stock pursuant to the terms of its secured convertible notes.

                      FOR                  AGAINST                ABSTAIN
                      [ ]                    [ ]                    [ ]

3.       The Company's  proposal to approve an amendment to its  certificate  of incorporation  to effect a 1-for-2  reverse  stock split of its capital stock.

                      FOR                  AGAINST                ABSTAIN
                      [ ]                    [ ]                    [ ]

DATED:
       -----------------------------

------------------------------------
(Signature)

------------------------------------
(Signature, if held jointly)

------------------------------------
(Title)

WHEN  SHARES  ARE HELD  JOINTLY,  JOINT  OWNERS  SHOULD  EACH  SIGN.  EXECUTORS,
ADMINISTRATORS,  TRUSTEES,  ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING.
PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.